UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kelly, Jr., Thorpe M. "Chip"
   Western Wireless Corporation
   3650 131st Avenue SE
   Bellevue, WA  98006
   USA
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |2/27/2|M   | |6,200             |A  |$4.527     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/27/2|M   | |11,947            |A  |$6.032     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/27/2|M   | |1,853             |A  |$6.418     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/28/2|M   | |10,000            |A  |$6.418     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/28/2|M   | |10,000            |A  |$8.125     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/27/2|S   | |5,000             |D  |$42.5      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/27/2|S   | |5,000             |D  |$42.0062   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/27/2|S   | |5,000             |D  |$42.3788   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/27/2|S   | |5,000             |D  |$42.0312   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/28/2|S   | |10,000            |D  |$42.3162   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/28/2|S   | |5,000             | D |$43.0975   |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |2/28/2|S   | |5,000             |D  |$43.6      |8,719              |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option          |$4.527  |2/27/|    | |6,200      |D  |(1)  |12/31|Class A Comm|6,200  |$4.527 |0           |D  |            |
                      |        |2001 |    | |           |   |     |/2004|on Stock    |       |       |            |   |            |
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Stock Option          |$6.032  |2/27/|    | |11,947     |D  |(2)  |9/15/|Class A Comm|11,947 |$6.032 |0           |D  |            |
                      |        |2001 |    | |           |   |     |2005 |on Stock    |       |       |            |   |            |
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Stock Option          |$6.418  |2/27/|    | |1,853      |D  |(3)  |12/31|Class A Comm|1,853  |$6.418 |0           |D  |            |
                      |        |2001 |    | |           |   |     |/2006|on Stock    |       |       |            |   |            |
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Stock Option          |$6.418  |2/28/|    | |10,000     |D  |(3)  |12/31|Class A Comm|10,000 |$6.418 |3,840       |D  |            |
                      |        |2001 |    | |           |   |     |/2006|on Stock    |       |       |            |   |            |
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Stock Option          |$8.125  |2/28/|    | |10,000     |D  |(4)  |1/1/2|Class A Comm|10,000 |$8.125 |12,247      |D  |            |
                      |        |2001 |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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Stock Option          |        |     |    | |           |   |Immed|9/15/|Class A Comm|737    |$6.032 |737         |I  |By Spouse   |
                      |        |     |    | |           |   |.    |2005 |on Stock    |       |       |            |   |            |
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Stock Option          |        |     |    | |           |   |Immed|1/1/2|Class A Comm|3000   |$8.125 |3,000       |I  |By Spouse   |
                      |        |     |    | |           |   |.    |008  |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) 6,200 stock options vested in three equal, annual increments beginning 12/31/1995.
(2) 6,975 stock options vested in three equal, annual increments beginning 9/15/1995. 4,972 stock options vested
9/15/1999.
(3) 5,000 stock options vested in two equal, annual increments beginning 12/31/1997. 10,693 stock options vested in two equal, annual increments beginning
12/31/1999.
(4) 3,000 stock options vested 1/1/2999. 19,247 stock options vest in three equal, annual increments beginning
1/1/2000.
SIGNATURE OF REPORTING PERSON
/s/ Thorpe M. "Chip" Kelly, Jr.
DATE
March 7, 2001